Exhibit 10.9

CERTAIN IDENTIFIED INFORMATION WITH “[***]” HAS BEEN OMITTED FROM THIS DOCUMENT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED
AMENDED AND RESTATED SOFTWARE LICENSE AND MAINTENANCE AGREEMENT
This Amended and Restated Software License and Maintenance Agreement (this “Agreement”) is made as of October 1, 2019 (the “Effective Date”) by and between Amdocs Tethys Limited, a corporation organized and existing under the laws of Ireland, having its principal offices at First Floor, Block S, East Point Business Park, Dublin 3, Ireland (“Amdocs”) and USCC Services, LLC , a limited liability company organized and existing under the laws of the State of Delaware, having its principal offices at 8410 West Bryn Mawr, Suite 700, Chicago, Illinois 60631 (“Company” or “USCC”) and sets forth the terms and conditions under which Amdocs licenses certain of its software products and provides related services to Company. United States Cellular Corporation, an Affiliate of USCC, and Amdocs Software Systems Limited, an Affiliate of Amdocs, were the initial parties to that certain Software License and Maintenance Agreement, dated as of August 17, 2010 (the “Original Agreement”). USCC is the successor in interest under the Original Agreement to United States Cellular Corporation and Amdocs is the successor in interest under the Original Agreement to Amdocs Software Systems Limited. USCC and Amdocs are parties to certain License Orders and Maintenance Orders under the Original Agreement (collectively the “Original Orders”) and are entering into certain Amended and Restated License Orders and Amended and Restated Maintenance Orders as of the Effective Date. The parties wish to amend and restate the Original Agreement as of the Effective date such that (i) this Agreement will set forth the parties’ rights and obligations with respect to the subject matter hereof from and after the Effective Date, including License Orders and Maintenance Orders effective on or after the Effective Date (including, without limitation, the Amended and Restated License Orders and Amended and Restated Maintenance Orders referenced in the preceding sentence), and (ii) the Original Agreement will apply to the parties’ rights and obligations with respect to the subject matter thereof in effect prior to the Effective Date, including the Original Orders in effect prior to the Effective Date. The parties hereby agree that the Original Agreement is hereby amended and restated as set forth as follows and that the effects of this Agreement and the Original Agreement shall be as described in the preceding sentence:

1.	DEFINITIONS

1.1“Amdocs Legal Requirements” means the Laws applicable to Amdocs’ business and its performance of its obligations under this Agreement.

1.2“Affiliate” means any person, partnership, joint venture, corporation, or other form of enterprise, domestic or foreign, including, without limitation, subsidiaries, that directly or indirectly Control, are Controlled by, or are under common Control with Amdocs or Company, as applicable.

1.3“API Documentation” means the documentation that Amdocs has released for distribution with the Software and that describes the Application Program Interfaces (“APIs”) to the Software, which are a set of formalized software calls and routines that can be used to communicate with another program or operating system.

1.4“Business Purposes” means, with respect to Company, the provision of services for, or with respect to, subscribers of Company receiving services principally in the Territory and, with respect to Company’s Affiliates, the provision of services for, or with respect to, subscribers of Company’s Affiliates receiving services principally in the Territory.

1.5“Client Software” means that portion of the Software that (a) makes a service request to the Server Software by remotely accessing a service on the Server Software which fulfills such service request, and (b) is typically installed and used by a user outside of the Installation Site (e.g., CRM or RIM GUI).

1.6“Company Legal Requirements” means the Laws applicable to Company’s business, its Affiliates’ businesses and their respective performance of their obligations under this Agreement.

1.7“Confidential Information” means with respect to a party hereto (including, with respect to each party, its Affiliates, as applicable), this Agreement, together with all confidential business or technical information or materials of such party. Anything to the contrary notwithstanding, Confidential Information shall not include information or materials that the Receiving Party demonstrates: (a) were known to the Receiving Party prior to the Effective Date free of any obligation of nondisclosure; (b) were in the public domain prior to the date received by the Receiving Party hereunder or which subsequently came into the public domain through other than a breach of this Agreement by the Receiving Party; (c) were lawfully received by the Receiving Party from a third party free of any obligation of nondisclosure; or (d) are or were independently developed by the Receiving Party or any of its Affiliates, employees, consultants or agents without reference to any Confidential Information of the Disclosing Party. Subject to the foregoing, Amdocs’ Confidential Information shall be deemed to include, without limitation, the Server Software, Amdocs’ source code for the Server Software, the Documentation, the details of Maintenance, Amdocs’ product roadmap and related timeframes and information, and any and all diagnostics, tools, test equipment and other similar items used by Amdocs and disclosed or provided to Company in the performance of this Agreement.

1.8“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and operating policies of the entity in respect of which the determination is being made, through the ownership of voting securities (at least 50% of its voting or equity securities or the maximum as allowed by law), contract, voting trust, or otherwise.

1.9“Delivery” means one of the following: (a) if Company engages Amdocs under the MSA (as defined herein) as a system integrator for the integration of the Software, “Delivery” shall mean delivery by Amdocs of the local extension layer or LEL (i.e., the computer programs, routines or the like, in object code form, developed by Amdocs as an external layer to the Software pursuant to a Statement of Work under the MSA (as defined herein)); or (b) if Company does not engage Amdocs as the system integrator for the integration of the Software such that services related to the Software are provided by a third-party system integrator, “Delivery” shall mean the date upon which the Software is shipped to Company (or to Company’s system integrator, as applicable), regardless of when the Software is installed.

1.10“Documentation” means explanatory and informational materials concerning the Software that Amdocs has released for distribution with the Software or that Amdocs otherwise provides to Company from time to time which may include, without limitation, technical and user manuals, descriptions, technical and user guides, specifications and/or installation instructions, functional and operational characteristics of the Software, diagrams, printouts, listings, flowcharts, file descriptions, help and knowledge base files and training materials, but excluding source code.

1.11“Expedited Arbitration” means an arbitration proceeding pursuant to the terms of Section 15.3, carried on continuously and completed within forty-five (45) business days after its commencement (or such other period agreed upon by the parties), in which the Arbitrator will determine whether the alleged breach of this Agreement entitles either party to terminate this Agreement pursuant to the terms hereof.

1.12“Installation Site” means each geographical location in the Territory where the Server Software shall initially be installed and used. Company will notify Amdocs prior to changing an Installation Site.

1.13“IPR” means patents, trademarks, trade names, trade secrets, copyrights and all other proprietary rights recognized in the Territory.

1.14“Laws” mean all laws, statutes, regulations, rules, executive orders, supervisory requirements, directives, circulars, opinions, interpretive letters and other official releases of or by any government in the Territory, or any authority, department or agency thereof.

1.15“License Fees” means the fees listed in Exhibit A payable by Company to Amdocs for the use of the Software.

1.16“Maintenance” is defined in Section 7.
1.17“Non-Production Use” means non-operational use of the Software (including, without limitation, development, testing, training, and fail-over purposes) for, or in support of, the Business Purposes.

1.18“Platform” means the hardware and any third-party system software (including, without limitation, operating systems and database management software) specified in the Documentation as being compatible with the Software (i.e., upon and in conjunction with which the Software will operate).

1.19“Production Use” means operational use of the Software (including, without limitation, revenue and customer relationship management) for, or in support of, the Business Purposes.

1.20“Server Software” means that portion of the Software that (a) will be installed and used at the Installation Sites, and (b) fulfills service requests made by the Client Software.

1.21“Services” means system integration, implementation, configuration, customization, localization, adaptation, consulting, training and/or other services with respect to the Software ordered by Company and performed by Amdocs under that certain October 1, 2019 , Master Service Agreement between the parties (the “MSA”).

1.22“Software” means the object code form of Amdocs’ generic software product specified in Exhibit A attached hereto (or any additional Exhibit A executed by the parties hereunder) and any new releases thereof provided as part of Maintenance. For greater certainty, the Software includes, without limitation, the underlying data model.

1.23“Supported Release” means each release of the Software for which Amdocs offers Maintenance. A release of the Software (e.g., Release N) will be a Supported Release for a period of [***] years commencing on (a) the date that Amdocs declares such release to be generally available (the “GA Date”), or (b) if there is no GA Date for such release, the date that Amdocs provides such release to Company.

1.24“Territory” means the United States of America including all territories, possessions and commonwealths.

1.25“U.S. Transaction Taxes” has the same meaning as set forth in Section 3.7(a) of the MSA.

2.	ORDERS

Company may issue (a) orders substantially in the form of Exhibit A (each a “License Order”) for one or more licenses to use the Software; and (b) orders substantially in the form of Annex 1 to Exhibit B (each a “Maintenance Order”) for Amdocs to perform Maintenance (License Orders and Maintenance Orders, collectively “Orders”). Orders will only be binding when signed by both parties. Upon such execution by both parties, each Order shall become a part of this Agreement and shall be deemed to incorporate the terms and conditions of this Agreement and any relevant subordinate document attached to such Order. Each Order and this Agreement shall constitute the entire agreement between Company and Amdocs relating to such Order. In case of any inconsistency or conflict between the provisions of this Agreement and the provisions of an Order, the Order shall prevail as to the subject matter of such inconsistency, provided any reference in an Order to the Original Agreement shall be deemed to refer to this Agreement from and after the Effective Date. Additional or conflicting terms contained in any purchase order, Order acceptance, standardized form or correspondence are expressly unenforceable under this Agreement unless such terms and conditions are contained in an amendment to this Agreement duly executed by both parties.

3.	GRANT OF LICENSE

3.1Use of Software by Company, Company’s Affiliates, Resellers, Agents and Other Representatives. Subject to the terms of this Agreement and the applicable License Order (including, without limitation, payment of applicable license fees), Amdocs hereby grants to Company a perpetual (unless this Agreement is terminated pursuant to Section 14), paid-up, nonexclusive and nontransferable license to:

(a)Load the Server Software specified in the applicable License Orders on Platforms located at the Installation Sites;

(b)Use the Server Software specified in the applicable License Orders and the applicable Documentation at the Installation Sites solely for Company’s Business Purposes and the Business Purposes of Company’s Affiliates;

(c)Allow Company’s Affiliates to use such Server Software and the applicable Documentation at the Installation Sites solely for the Business Purposes of Company’s Affiliates;

(d)Use, and allow Company’s Affiliates to use, such Server Software and the applicable Documentation to provide services for subscribers of entities in markets within the Territory that are managed (e.g., Company is providing other material management services and not solely billing services) but not owned in whole or in part by Company or Company’s Affiliates;

(e)Allow Company’s resellers, agents and other representatives to use such Server Software and the applicable Documentation solely for Company’s Business Purposes; and

(f)Allow resellers, agents and other representatives of Company’s Affiliates to use such Server Software and the applicable Documentation solely for the Business Purposes of Company’s Affiliates; and

(g)Copy the Software for archival and back-up purposes only. Company shall ensure, subject to Section 3.5(c), that all such copies include a reproduction of all copyright, trademark or other proprietary notices appearing in or on the original copy of the Software. At Amdocs’ request, Company shall report to Amdocs the number and location of each copy of the Server Software. When Company permanently discontinues use of the Server Software, Company shall, at Amdocs’ option, return to Amdocs or destroy the Server Software and all copies thereof in its possession and certify such destruction by written notice to Amdocs.

For greater certainty, the license to use the Software granted under this Agreement includes both Production Use and Non-Production Use, subject to payment of the applicable license fees, if any, as set forth in the applicable License Order.
3.2Use of Server Software by Company’s Vendors. Subject to Section 13, Company may allow its third-party vendors to use the Server Software for purposes of hosting the Server Software for Company and for providing other services solely for Company’s Business Purposes, subject to the following: (a) such third party agrees in writing to be bound by all the terms and conditions of this Agreement applicable to Company; (b) such third party is not on any restricted or blocked persons list administered by the Bureau of Export

Administration of the United States Department of Commerce; (c) such third party first enters into a nondisclosure agreement in accordance with Section 13.4; (d) such third party is not an Amdocs Competitor (as defined below); (e) the hardware upon which the Server Software is run is located within [***]; and (f) prior to selecting such third party to provide such services, Company [***] a reasonable opportunity [***] to provide such services for Company.

3.3Access to and use of the Client Software. Except for the usual and customary nondisclosure obligations imposed by Company and Company’s Affiliates on their respective resellers, agents and other representatives, such resellers, agents and other representatives may access and use the Client Software without territorial or other restrictions.

3.4Platform. Company may use the Server Software on any available Platforms without paying additional license fees to Amdocs other than the license fees specified in the applicable License Order.

3.5Restrictions. Amdocs shall comply with all Amdocs Legal Requirements in providing the Software and Documentation and in performing its obligations under this Agreement. Company shall, and shall ensure that Company’s Affiliates, comply with all Company Legal Requirements in using the Software and Documentation as authorized herein and in performing their obligations under this Agreement. Except as expressly specified otherwise in this Agreement, none of Company, its Affiliates, their respective resellers, agents and other representatives, or their respective permitted third-party vendors, may, directly or indirectly, alone or with any other party, with or without consideration:

(a)Distribute, transfer, resell, rent, lease, sublicense or loan the Software or related Documentation to any third party, or otherwise enable any third party to use the Software or Documentation (except for the API Documentation when used in connection with the performance of services for Company’s Business Purposes), or use the Software in a service bureau arrangement, or make the Software or related Documentation available to others in a service bureau arrangement by providing billing services to third-party entities. Company shall not be limited in any way in the services for which it can bill its subscribers.

(b)Disassemble, reverse engineer, translate, decompile, decode or modify the Software or in any other manner attempt to extract the source code of the Software or create derivative works or make any enhancements, adaptations or translations of the Software, except (i) to the extent applicable law specifically prohibits any such restriction; or (ii) as may be necessary and incidental to Company’s permitted use or Company’s ability to obtain Maintenance.

(c)Remove any designation, symbol or other proprietary notice appearing in or on the Software such as a copyright notice, Amdocs’ logo or trademark or any other form of designation; provided that Company may remove all such designations from portions of the Software that may be viewed by Company’s resellers, agents and other representatives.

3.6Company Responsibility. Company shall be responsible for the use (and liable for any use other than in accordance with this Agreement or the Documentation) of the Software by Company’s Affiliates and any third parties that are allowed by Company to use the Software hereunder.

3.7Volume-Based Licenses. The rights of use of the Software specified in this Section 3 and in Section 15.6 assume that the license fees include a volume-based license fee (e.g., per subscriber or user). If the parties agree upon and specify in a License Order a different type of license fee (e.g., enterprise- or site license-based fee), then any usage of the Software by entities other than Company shall be as agreed and specified in the applicable Order.

4.	THIRD-PARTY SOFTWARE
Company may request and Amdocs may agree to procure for Company software products from third parties (“Third-Party Products”); provided, however, that Third-Party Products shall not include any software products from third parties that are licensed to Company as part of the Software. Third-Party Products are subject to the terms and conditions of the third-party supplier’s license associated with such Third-Party Products.

5.	ACCESS TO FACILITIES
Company shall, at no charge, provide Amdocs with reasonable access to Company’s personnel, premises and facilities (including its computer and communications networks and office space and facilities) as reasonably required for Amdocs to perform Amdocs’ obligations hereunder. Company shall provide to Amdocs a broadband connection and a high-speed internet connection to Company’s principal server to allow Amdocs remote access to Company’s server. Other equipment or software required by Amdocs to complete the tasks identified in this Agreement, and to be provided by Company, will be specified in the applicable License Order, Statement of Work under the MSA and/or other writing agreed by the parties.

6.	WARRANTIES AND LIMITATION OF WARRANTY

6.1General Warranty. Amdocs warrants that for a period of [***] days following its Delivery (or such other period as agreed and specified in the applicable License Order), the Software, if operated on a Platform specified in the Documentation and maintained by Company as specified in the Documentation (purchase of Maintenance by Company from Amdocs shall be deemed compliance with the foregoing requirement), will function in material conformity with the Documentation. Amdocs further represents and warrants that the media on which the Software is furnished will be free from defects in materials and workmanship upon Delivery and thereafter under normal use for a period of [***] days. Amdocs’ sole obligation and Company’s exclusive remedy under this Section 6.1 is limited to Amdocs using reasonable commercial endeavors, at its own expense, to rectify any material nonconformance identified by Company during such 90-day warranty period by repair, replacement, or correction of the Software in accordance with the Maintenance terms.

6.2Additional Warranties.

(a)Amdocs represents and warrants that the Software shall not violate any Amdocs Legal Requirements or third-party license or Amdocs’ Affiliate license, and Amdocs has or shall have obtained all licenses and permits necessary to comply with such Amdocs Legal Requirements, third-party license terms and Amdocs’ Affiliate license terms. (For avoidance of doubt, USCC shall be responsible for ensuring compliance by the following with all applicable Company Legal Requirements and with USCC’s security and data privacy policies: USCC, its Affiliates, and all third parties that are allowed by Company or its Affiliates to use the Server Software hereunder.) In the event of a breach of this warranty by Amdocs, Company’s sole remedies shall be indemnification and the related remedies in accordance with Section 10.

(b)Amdocs represents and warrants that Company’s use of the Software in accordance with this Agreement or the Documentation shall not violate any Amdocs Legal Requirements or third-party or Amdocs’ Affiliate license, and Amdocs has or shall have obtained all licenses and permits necessary to comply with such Amdocs Legal Requirements and third-party license terms. (For avoidance of doubt, USCC shall be responsible for ensuring compliance with all Company Legal Requirements and with USCC’s security and data privacy policies by USCC, its Affiliates, and all third parties that are allowed by Company or its Affiliates to use the Server Software hereunder.) In the event of a breach of this warranty by Amdocs, Company’s sole remedy shall be indemnification and the related remedies in accordance with Section 10.

(c)Amdocs further represents and warrants that if Amdocs has developed, is developing, or later develops software with additional functionality for any customer competitive with Company, Amdocs has not and shall not enter into any agreement with such customer that would prevent Amdocs from providing the same or similar functionality to Company in the next release of the Software.

(d)Documentation provided by Amdocs to Company as part of Maintenance and/or new releases of Software that was previously licensed by Amdocs to Company hereunder will have substantially the same level of quality as the Documentation provided by Amdocs with the Software initially licensed hereunder to Company.

6.3Exclusions and Disclaimers of Warranties. AMDOCS’ WARRANTIES HEREUNDER DO NOT APPLY IN THE EVENT THE SOFTWARE OR ANY PART THEREOF IS HANDLED OR USED BY COMPANY OTHER THAN IN ACCORDANCE WITH THE APPLICABLE SOFTWARE OPERATION REQUIREMENTS SET FORTH IN THE RELATED DOCUMENTATION. ANY REPRESENTATIONS, WARRANTIES AND LIMITATIONS EXPRESSLY STATED IN THIS AGREEMENT ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS, OR IMPLIED INCLUDING, WITHOUT LIMITATION, IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. COMPANY EXPRESSLY ACKNOWLEDGES THAT AMDOCS DOES NOT REPRESENT OR WARRANT THAT THE OPERATION OF THE SOFTWARE WILL BE UNINTERRUPTED OR ERROR-FREE OR THAT THE SOFTWARE WILL OPERATE ON COMPUTER HARDWARE OR OPERATING SYSTEMS OTHER THAN THE PLATFORMS. AMDOCS’ WARRANTY UNDER SECTION 6.1 IS A ONE-TIME, 90-DAY WARRANTY AND DOES NOT RESTART UPON THE PROVISION BY AMDOCS OF ANY UPDATES, UPGRADES OR NEW RELEASES OF THE SOFTWARE.

7.	MAINTENANCE

Amdocs will provide maintenance services for the Software (“Maintenance”) at the fees and terms specified in Exhibit B and the applicable Maintenance Order.

8.	PROFESSIONAL SERVICES

If the Company requires that Amdocs provide any integration, implementation, localization and/or adaptation services related to the Software, Amdocs shall provide such services in accordance with the terms and conditions of the MSA and the applicable Statement of Work thereunder.

9.	FEES, PAYMENT AND TAXES

9.1License Fees. The License Fees and payment terms for the Software are specified in each valid and binding License Order.

9.2Maintenance Fees. The Maintenance Fees and payment terms are specified in each valid and binding Maintenance Order.

9.3Payment of Invoices. All payments of undisputed fees by Company to Amdocs shall be made within 30 days after Company’s receipt of the applicable invoice. If Company believes that any adjustments to any invoice are necessary, then within ten days after Company’s receipt of such invoice, Company shall notify Amdocs in writing detailing the nature and basis of the requested adjustment. Company may withhold any amounts that are the subject of a good-faith dispute. Amdocs shall continue to perform its obligations hereunder during the resolution of any such dispute. The parties shall negotiate in good faith to resolve any dispute relating to an invoice within 20 days after Company notifies Amdocs of such a dispute. Amdocs may assess interest on past due amounts at the lesser of 12% per annum or the maximum interest rate allowed by applicable Laws; provided, however, at least three business days prior to assessing any such interest, Amdocs shall notify Company in writing (which may occur via electronic mail) that Amdocs has not yet received the applicable payment, and Amdocs shall not assess any such interest if Company tenders payment prior to the end of such three business day period.

9.4Currency. All fees, charges and other amounts to be received or paid by the parties under this Agreement shall be in U.S. Dollars.

9.5 Taxes. Consistent with Section 3.7 of the MSA, all License Fees, Maintenance Fees and any other fees to be received by Amdocs under this Agreement are to be received net (before) U.S. Transaction Taxes. Accordingly, in addition to such fees, Company shall pay Amdocs an amount equal to any separately stated U.S. Transaction Taxes that Amdocs is required to collect, withhold or pay upon the sale, license, or delivery of the Software, Maintenance or other services provided hereunder to Company by Amdocs.

9.6Audit. Once per calendar year, upon written notice to Company at least 30 days prior to such audit, Amdocs may audit Company’s use of the Server Software, at Amdocs’ expense, to ensure compliance with the terms and conditions of this Agreement. Amdocs shall conduct all such audits during regular business hours at the Installation Site(s) and shall not unreasonably interfere with Company’s business activities. If an audit reveals any underpayments by Company of any fees payable under this Agreement, Amdocs shall bill Company for such underpayment, and Company shall pay the applicable invoice in accordance with Section 9.3. If an audit reveals any overpayments by Company under this Agreement, Amdocs shall promptly refund to Company the amount of such overpayment plus applicable interest on such amount (since the time of such overpayment) at the lesser of 12% per annum or the maximum interest rate allowed by applicable Laws.

10.	INDEMNITY

10.1General Indemnity. Amdocs shall indemnify, defend and hold Company and its officers, directors, agents and employees harmless from and against any claims, losses, damages, liabilities or expenses (including reasonable attorneys’ fees and expenses) arising out of or resulting from: (a) any personal injury or property damage arising out of Amdocs’ negligence or willful misconduct; (b) Amdocs’ violation of any Amdocs Legal Requirement or third-party license terms; and (c) any third-party claim that the Software or Maintenance infringes, misappropriates or violates such third party’s IPR.

10.2Continued Use.

(a)If the Software or any portion thereof is held, or in Amdocs’ reasonable opinion is likely to be held, in any such suit to constitute an infringement, misappropriation or violation of the IPR of a third party, Amdocs shall within a reasonable time, at its expense and option, either: (i) secure for Company the right to continue the use of such Software; or (ii) replace such Software with a substantially equivalent item that is not subject to any such claim, or modify such Software so that it is no longer subject to any such claim; provided, however, that after any such replacement or modification, the Software must continue to conform to the specifications and Documentation in all material respects, and further provided, that any such modified or replaced Software shall be subject to all Amdocs’ warranties contained herein.

(b)If Amdocs is, in Amdocs’ reasonable discretion, unable through commercially reasonable efforts to either secure for Company the right to continue the use of such Software or replace or modify such Software, as provided in Sections 10.2(a)(i) and 10.2(a)(ii), the following shall apply if Company elects to continue to use the license to the Software:

(i)
If Company elects to replace or modify the infringing portion of the Software so that it is non-infringing, Amdocs will liable for the costs of such replacement or modification up to an amount equivalent to the liability limit under this Agreement [***] the difference between such liability limit and $[***] million (i.e., Amdocs’ liability shall be subject to the liability limit under this Agreement plus an additional amount such that Amdocs’ total liability under this subsection will not exceed $[***] million).

(ii)
If Company elects to secure the right to continue the use of such Software, Amdocs will pay a portion of the royalty payable for such right up to an amount equivalent to [***] percent ([***]%) of the license fees payable to Amdocs by Company for the Software.

If, however, Company elects not to continue to use the license to the Software, Amdocs will terminate the license and grant to Company a credit in an amount equivalent to the License Fees paid for the Software plus the fees paid by Company for Services provided by Amdocs under the MSA for implementation of the Software at Company, as depreciated on a straight-line basis over a period of ten (10) years.

10.3	Exclusions.

(a)Amdocs shall not be obligated to indemnify Company, however, to the extent that such claim is caused by: (i) Company’s use of the Software other than in accordance with the Documentation; (ii) any alteration, modification or revision of the Software not expressly authorized in writing by Amdocs; (iii) Company’s failure to use or implement corrections or enhancements to the Software made available by Amdocs to Company free of charge or as part of Maintenance and that do not cause the Software to fail to meet the applicable warranties and specifications therefor, subject to Section 10.3(b); or (iv) Company’s use of a combination of the Software with other materials not provided, recommended, authorized or approved by Amdocs and not otherwise required in order for Company to use the Software for its intended use as set forth in the Documentation.

(b)Amdocs will notify Company as soon as reasonably possible after Amdocs becomes aware that upgrading to a newer version of the Software would eliminate infringement of a third party’s IPR by use of the Software. Following such notification by Amdocs, one of the following alternatives shall apply, at Company’s option, upon notice to Amdocs: (i) Company may elect to upgrade to such newer version at Company’s expense; or (ii) if Company chooses not to upgrade to such new version, Amdocs will provide a Service Pack/Patch Bundle and all associated Services at Amdocs’ cost to remedy the infringement. Provided that Company uses reasonable and good faith efforts to implement such upgrade or newer Minor Release, as applicable and as soon as reasonably possible, and to cease using the infringing Software as soon as reasonably possible, Section 10.3(a)(iii) shall not be deemed to apply.

10.4Indemnification Procedures. Promptly after receipt by Company of a notice of any third-party claim or the commencement of any action, Company shall: (a) notify Amdocs in writing of any such claim; (b) provide Amdocs with reasonable assistance to settle or defend such claim, at Amdocs’ expense; and (c) grant to Amdocs the right to control the defense and/or settlement of such claim, at Amdocs’ expense; provided, however, that: (i) the failure to so notify, provide assistance and grant authority and control shall only relieve Amdocs of its obligation to Company to the extent that Amdocs is prejudiced thereby; (ii) Amdocs shall not, without Company’s consent (such consent not to be unreasonably withheld or delayed), agree to any settlement that: (A) makes any admission on behalf of Company; or (B) consents to any injunction against Company (except an injunction relating solely to Company’s continued use of any infringing Software); and (iii) Company shall have the right, at its expense, to participate in any legal proceeding to contest and defend a claim and to be represented by legal counsel of its choosing, but shall have no right to settle a claim without Amdocs’ written consent.

10.5No Additional Liability. THIS SECTION 10 STATES THE EXCLUSIVE REMEDY OF COMPANY AND THE ENTIRE LIABILITY OF AMDOCS WITH RESPECT TO INFRINGEMENT CLAIMS INVOLVING THE SOFTWARE OR ANY PORTIONS OR USE THEREOF, AND AMDOCS SHALL HAVE NO ADDITIONAL LIABILITY WITH RESPECT TO ANY ALLEGED OR PROVEN INFRINGEMENT.

11.	LIMITATION OF LIABILITY

11.1Limitation of Liability. EXCEPT IN CONNECTION WITH SECTIONS 3, 10 and 13, IN NO EVENT SHALL EITHER PARTY, ITS AFFILIATES, OR THEIR RESPECTIVE DIRECTORS, OFFICERS, AGENTS OR EMPLOYEES, BE LIABLE TO THE OTHER PARTY FOR ANY REASON, WHETHER IN CONTRACT OR IN TORT, FOR ANY DIRECT DAMAGES ARISING OUT OF OR BASED UPON THIS AGREEMENT EXCEEDING IN THE AGGREGATE (I) PRIOR TO THE FIRST ANNIVERSARY OF THE EFFECTIVE DATE THE FEES PAID OR PAYABLE BY COMPANY TO AMDOCS DURING THE TWELVE-MONTH PERIOD PRIOR TO THE CLAIM ARISING UNDER (A) THE ORDER GIVING RISE TO LIABILITY AND (B) THE ORIGINAL ORDER THAT THE ORDER REPLACED; OR (II) AFTER THE FIRST ANNIVERSARY OF THE EFFECTIVE DATE, THE FEES PAID OR PAYABLE BY COMPANY TO AMDOCS DURING THE TWELVE-MONTH PERIOD PRIOR TO THE CLAIM ARISING UNDER THE ORDER GIVING RISE TO LIABILITY, REGARDLESS OF THE FORM IN WHICH ANY LEGAL OR EQUITABLE ACTION MAY BE BROUGHT.

11.2No Consequential Damages. EXCEPT IN CONNECTION WITH SECTIONS 3, 10 and 13, IN NO EVENT SHALL EITHER PARTY, ITS AFFILIATES, OR THEIR RESPECTIVE DIRECTORS, OFFICERS, AGENTS OR EMPLOYEES, BE LIABLE TO THE OTHER PARTY UNDER ANY THEORY OF TORT, CONTRACT, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR EXEMPLARY, PUNITIVE, INDIRECT, SPECIAL, LOST PROFITS, CONSEQUENTIAL OR SIMILAR DAMAGES, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

11.3Acknowledgement. Company acknowledges that Amdocs has set its fees and entered into this Agreement in reliance upon the limitations of liability and the disclaimers of warranties and damages set forth in this Agreement and that the same form an essential basis of the bargain between the parties.

12.	OWNERSHIP

12.1Title to Software. Company acknowledges that as between Company and Amdocs, all right, title, and interest to, and all IPR in, the Software and Documentation are and will remain solely the property of Amdocs. Company is granted no title or ownership rights in the Software or Documentation. Company acknowledges that Amdocs considers the Software and Documentation to contain trade secrets of Amdocs and/or its licensors, and such trade secrets may include, without limitation, the source code form of the Software, the specific design, structure and logic of individual programs, their interactions with other portions of programs, both internal and external, and the programming techniques employed therein; provided, however, that the foregoing acknowledgement by Company shall not be deemed to increase or otherwise modify Company’s express obligations hereunder including, without limitation, Company’s obligations set forth in Section 13.

12.2Title to Maintenance and Maintenance Work Product. Company acknowledges that as between Amdocs and Company, Amdocs owns all right, title and interest in and to any documentation, training materials, designs, discoveries, inventions, know-how, techniques, fixes, patches, workarounds, upgrades, service packs, customizations, modifications, enhancements or derivative works of the Software provided by Amdocs as part of Maintenance (collectively, the “Maintenance Work Product”). The Maintenance Work Product shall be deemed to be part of the Software licensed to Company under the terms of Section 3, and Company is granted no title or ownership rights in any Maintenance Work Product, in whole or in part. Without limiting any prohibition provided herein, Company hereby assigns to Amdocs all right, title and interest in and to any and all derivative works of the Software, Documentation or any other materials provided by Amdocs in connection with the performance of Maintenance hereunder.

12.3Amdocs’ Tools. Diagnostics, tools, test equipment and other items used in the performance of Maintenance may be furnished by Amdocs, included with the Software, or otherwise made available by Amdocs at the Installation Site(s). No title to such items is granted to Company, and as between Company and Amdocs, such items will remain exclusively the property of Amdocs. Upon payment by Company for any applicable Software that incorporates or reasonably requires the use of any such items or to the extent that Amdocs incorporates any such items into the Software, Amdocs hereby grants to Company a worldwide, perpetual, royalty-free, nonexclusive, internal use, right and license to use such items (in object code format) as required by Company in order to use the Software in accordance with the license to the Software granted hereunder, and to authorize its Affiliates, agents, subcontractors or employees to do any or all of the foregoing.

13.	CONFIDENTIALITY

13.1All Confidential Information supplied by a party (the “Disclosing Party”) to the other party (the “Receiving Party”) shall remain solely and exclusively the property of the Disclosing Party. Except as expressly authorized herein or by prior written consent of the Disclosing Party, which consent may be withheld in the Disclosing Party’s sole discretion, the Receiving Party shall not use or disclose to any third party any of the Disclosing Party’s Confidential Information.

13.2The Receiving Party shall only disclose the Disclosing Party’s Confidential Information to those of its Affiliates and their respective employees and individuals providing services to Receiving Party agents, representatives and consultants (“Independent Contractors”, i.e., individuals providing services for the Receiving Party on an independent contractor basis, as opposed to personnel of a third-party vendor, other than a staffing agency, that provides services for the Receiving Party) who have a need to know it for the purposes of this Agreement and who have executed a written nondisclosure agreement containing terms substantially similar to this Section 13 regarding such Confidential Information. The Receiving Party shall protect the Confidential Information of the Disclosing Party with the same level of care with which it protects its own Confidential Information, but in no event with less than reasonable care.

13.3Each party shall be responsible for any unauthorized use or disclosure of the other party’s Confidential Information received by it and its Affiliates and their respective employees and Independent Contractors (i.e., individuals)

13.4Company’s Vendors. Other vendors of USCC who will have access to Amdocs’ Confidential Information will first sign a nondisclosure agreement with Amdocs substantially in the form attached hereto as Exhibit C1. (If Amdocs will have access to the vendor’s confidential information, Amdocs and such vendor will instead sign the mutual nondisclosure agreement substantially in the form attached hereto as Exhibit C2. If such third party is an Amdocs Competitor (as defined in Exhibit D hereto), Company shall not provide such third party with access to the Software or Documentation, except for API Documentation, without Amdocs’ express prior written consent.

13.5Required Disclosures. Notwithstanding the foregoing, the Receiving Party may disclose the Disclosing Party’s Confidential Information to the extent that the Receiving Party is required by any applicable governmental authority to do so; provided, however, that in such event, to the extent permitted by applicable law, the Receiving Party shall notify the Disclosing Party and shall cooperate with the Disclosing Party, solely at the Disclosing Party’s expense, in any attempt to contest or limit such required disclosure. Notwithstanding the foregoing, the parties intend to file with the U.S. Securities and Exchange Commission a jointly-redacted version of this Agreement along with a request for confidential treatment thereof, and each party will continue to treat such redacted terms as the Confidential Information of the other.

13.6Publicity.

(a)Neither party shall issue any press release concerning this Agreement without the other’s prior written consent; provided that upon Delivery of the Software and/or upon such other milestone or date as the parties may mutually agree, the parties shall issue a joint press release that shall be subject to each party’s prior written approval.

(b)Except as otherwise provided in Section 13.6(a), neither party may use the name, trade name, trademark, logo, acronym or other designation of the other in connection with any press release, advertising, marketing materials, publicity materials or otherwise without the prior written consent of the other party. Notwithstanding the foregoing: (i) Amdocs may disclose the identity of Company as a customer of Amdocs, provided that nothing in such disclosure shall imply any approval or endorsement by Company of any of Amdocs’ products or services or the performance of such services by Amdocs, its Affiliates, or its subcontractors; and (ii) USCC may refer to Amdocs in its public filings as a vendor of USCC.

14.	TERM AND TERMINATION

14.1Term. Unless terminated as provided in this Agreement, this Agreement shall remain valid and in effect.

14.2Termination for Cause.

(a)Subject to Section 14.2(b), either party may terminate this Agreement or any Order hereunder if the other party materially breaches this Agreement or the applicable Order as follows: after the escalation procedure specified hereinbelow, where the alleged breach has been discussed, the nonbreaching party may provide the other party written notice of the alleged material breach and intention to terminate if the breach is not cured. If the breaching party fails to cure such breach within 30 days after receipt of such notice, the other party may, by written notice, immediately commence the Expedited Arbitration procedure. The nonbreaching party may terminate if the Arbitrator finds the other party in breach of this Agreement (unless the Arbitrator determines that the breach may be cured within a specified period and the breaching party cures the breach during such period).

(b)Notwithstanding anything to the contrary in this Agreement, Amdocs will be entitled to terminate the license to the Software granted hereunder only in the event of one of the following breaches of this Agreement:

(i)	Company fails to pay undisputed license fees in accordance with the applicable License Order and fails to cure such nonpayment within 30 days after Amdocs notifies USCC in writing thereof;

(ii)
Company’s personnel breach Company’s obligations under Section 3 or Section 13, and Amdocs demonstrates that (A) such breach occurred because Company failed to use reasonable efforts to prevent its personnel from breaching such obligations, and (B) such breach has or is likely to have a material adverse effect on Amdocs or any of its Affiliates, in Amdocs’ reasonable opinion;

(iii)
Company’s personnel willfully breach Company’s obligations under Section 3 or Section 13 with the knowledge of Company’s management personnel, and such breach has or is likely to have an adverse effect on Amdocs or any of its Affiliates, in Amdocs’ reasonable opinion; or

(iv)
Company’s or Company’s Affiliates’ third-party vendors, resellers, agents or other representatives materially breach Section 3, and such breach has or is likely to have an adverse effect on Amdocs or any of its Affiliates, in Amdocs’ reasonable opinion.

14.3Bankruptcy and Short Notice Termination. This Agreement may be terminated by either party on written notice if the other party shall become insolvent, cease doing business as a going concern, make an assignment, composition or arrangement for the benefit of its creditors, or admit in writing its inability to pay debts, or if proceedings are instituted by or against it in bankruptcy, under applicable insolvency laws, or for receivership, administration, winding-up or dissolution (otherwise than in the course of a solvent reorganization or restructuring approved by the other party to this Agreement), provided such proceedings are not dismissed within 60 days.

14.4Effect of Termination. Upon termination of this Agreement or a License Order as specified above, the licenses granted to Company hereunder shall terminate immediately and the following shall apply: (a) each party shall return to the other party any Confidential Information in tangible form obtained in connection with this Agreement (or the terminated Order) from the other party, (b) upon termination by Company prior to commencement of operational use of the Software due to Amdocs’ breach, Amdocs will return to Company all License Fees actually received by Amdocs for such license, and (c) following termination of any Order for Maintenance due to Amdocs’ breach, Amdocs will refund any prepaid fees for any period remaining under the applicable Order.

14.5Survival. The provisions of Sections 3 (subject to Section 14.2(b)), 6.2, 6.3, 9, 10, 11, 12, 13, 14.2(b), 14.4, 14.5 and 15 and any other provision that should naturally extend beyond the termination, expiration or other ending of this Agreement shall survive termination, expiration or other ending of this Agreement for any reason.

15.	GENERAL PROVISIONS

15.1Governing Law. The validity, performance, construction and effect of this Agreement shall be governed by the laws of the State of New York, U.S.A., excluding its choice-of-law rules. The United Nations Convention on Contracts for the International Sale of Goods will not apply to this Agreement.

15.2Escalation. The parties will use their best efforts to resolve any controversy or claim arising out of or relating to this Agreement through good faith negotiations, in accordance with the following escalation procedure and time limits, unless otherwise agreed by the parties:

(a)Both parties’ Directors - ten (10) days;

(b)Company’s Vice President and Amdocs’ CBE or VP - ten (10) days;

(c)Company’s Chief Information Officer and Amdocs’ Division President - ten (10) days.

The parties shall not make any claims for remedies based on an alleged breach of a party’s obligations, assert any right to terminate, provide notice of termination, or commence any other dispute resolution process, without first endeavoring to resolve the matter through the foregoing escalation procedure.

15.3	Arbitration.

(a)Any claim, whether based on contract, tort or other legal theory (including, without limitation, any claim of fraud or misrepresentation), arising out or relating to this Agreement or any Order, including its interpretation, performance, breach or termination, not resolved by good faith negotiations and escalation as specified above, shall be resolved exclusively by arbitration conducted in New York, NY, in the English language by a sole arbitrator (“Arbitrator”) in accordance with the International Arbitration Rules of the American Arbitration Association (“AAA”). The Arbitrator must have the following qualifications: a practicing lawyer or retired judge with proven experience in the telecommunications industry and contracts related thereto. The Arbitrator shall be appointed by agreement of the parties; if the parties fail to agree upon the Arbitrator within thirty (30) days of notice of arbitration provided by either party, the AAA shall appoint the Arbitrator. The Arbitrator will be bound by the provisions of this Agreement and shall be made aware of the terms hereof prior to his appointment. Upon rendering a decision, the Arbitrator shall state in writing the basis for the decision. The arbitral award shall be final and binding, provided however that a party may petition a court of competent jurisdiction to vacate the Arbitrator’s award or decision on the grounds of the Arbitrator’s failure to abide by the provisions of this Agreement. The Arbitrator will have no authority to award damages excluded by this Agreement, damages in excess of the limitations contained in this Agreement, or injunctive relief. Judgment on the award or any other final or interim decision rendered by the Arbitrator may be entered, registered or filed for enforcement in any court having jurisdiction thereof.

(b)The arbitration proceedings shall be confidential and private. To that end, the parties shall not disclose the existence, content (including without limitation all materials and information created or provided as part thereof) or results of any proceedings conducted in accordance with this Section, and materials submitted in connection with such proceedings shall not be admissible in any other proceeding, provided, however, that this confidentiality provision shall not prevent a petition to vacate or enforce an arbitral award, and shall not bar disclosures strictly required by law.

(c)Notwithstanding the foregoing, each party retains the right to seek judicial assistance: (i) to compel arbitration; (ii) to obtain interim measures of protection prior to or pending arbitration, (iii) to seek injunctive relief in the courts of any jurisdiction as may be necessary and appropriate to protect the unauthorized disclosure of proprietary or confidential information, (iv) to enforce any decision of the Arbitrator, including the final award, and (v) in relation to disputes regarding the validity, scope or enforceability of intellectual property rights.

15.4Reference Site. Company acknowledges that Amdocs may request Company to serve as a reference for purposes of Amdocs’ marketing of the Software to potential customers. Upon Company’s prior consent, Amdocs shall be permitted to bring representatives of potential customers to visit Company’s facilities to view the Software in operation, including demonstrations of the Software by personnel of Company.

15.5Independent Contractor. Amdocs undertakes the furnishing of licenses and Maintenance and performance of its obligations under this Agreement as an independent contractor. There shall be no employer-employee relationship between Amdocs’ employees and Company, and Company’s employees and Amdocs.

15.6Assignment; Effect of Mergers and Acquisitions on Licenses to Software.

(a)Neither this Agreement nor the licenses granted hereunder are assignable by either party without the prior written consent of the other, and any attempt to do so shall be void; provided, however, that, subject to the remainder of this Section 15.6, either party may assign or subcontract some or all of this Agreement to any Affiliate or successor to the business or assets of such party without the consent of the other party, it being understood that upon subcontracting some or all of this Agreement, all obligations and liabilities hereunder shall remain with such party.

(b)Transfer and Subsequent Use by Transferee Only. If (i) Company or a Company Affiliate sells or otherwise transfers the assets or equity ownership of any Company or Company Affiliate business unit or part thereof, and (ii) as part of such transfer agrees to transfer the Software along with such business unit, and (iii) the Software is not thereafter used by any other part of Company or any Company Affiliate, then Company and its Company Affiliates shall have the right to so transfer and assign all of its right, title, and interest in and to the Software, provided that the transferee agrees in writing with Company and Amdocs to assume all of Company’s rights and obligations under the Agreement (including its Appendices) with respect to the Software and provided further that the transferee uses the Software only to service the business unit (or part thereof) so transferred to it.

(c)Transfer and Subsequent Use by Transferee and Company. If (i) Company or a Company Affiliate sells or otherwise transfers the assets or equity ownership of any Company or Company Affiliate business unit or part thereof, and as part of such transfer agrees to transfer the Software along with such business unit, and (ii) the Software is thereafter used by any other part of Company or any Company Affiliate, then such transferee would be entitled to use the Software only after executing with Amdocs an Amdocs standard form software license and support agreement with payment provisions according to Amdocs’ then-current standard price list for the use of the Software by such transferee only in conjunction with and the services of such transferred Company business unit (or part thereof).

(d)Provision of Services to Transferee. Notwithstanding the foregoing. if (i) Company or a Company Affiliate sells or otherwise transfers the assets or equity ownership of any Company or Company Affiliate business unit; and (ii) as part of such transfer, Company or such Company Affiliate agrees to provide services to the transferee related to and/or including the use of Software, then Company or such Company Affiliate shall have the right without any additional payment to Amdocs (but subject to the payment of any additional license fees due in accordance with the applicable License Order) to so use the Software to provide such services after the completion of any such transfer, provided such services relate only to the transferred business unit. Amdocs will offer to license the Software to such third-party transferee on Amdocs’ then-current standard license terms and conditions and otherwise negotiate in good faith with such third-party transferee after Company or such Company Affiliate is no longer providing such services to such third-party transferee.

(e)Mergers and Acquisitions. The provisions of Sections 15.6(b) and 15.6(c) shall not apply if Company or a Company Affiliate merges with or is acquired by another entity and immediately following such merger or acquisition the number of customers and/or subscribers previously receiving services from Company or such Company Affiliates, respectively, is less than 50% of the number of subscribers of the merged or consolidated entity. In such event, the merged or consolidated entity shall have the right to use the Software to service only the respective Company or Company Affiliate customers and/or subscribers (including potential customers and/or subscribers) in the markets that were receiving billing services from Company or a Company Affiliate, respectively, prior to the merger or acquisition. For purposes of the foregoing, “potential customers and/or subscribers” shall not include customers and/or subscribers of the non-Company/non-Company Affiliate entity that were customers and/or subscribers of such entity immediately prior to such merger or acquisition. Any other use of the Software by the merged or consolidated entity shall be conditional upon such entity executing with Amdocs a software license and support agreement. Amdocs will offer to license the Software to such merged or consolidated entity on Amdocs’ then-current standard license terms and conditions and otherwise negotiate in good faith with such merged or consolidated entity.

15.7	Time Limit for Claims. No action, regardless of form, arising out of this Agreement may be brought by either party more than two years after the cause of action has arisen.

15.8Modification. This Agreement can be modified only by a written amendment signed by persons duly authorized to sign agreements on behalf of the parties.

15.9Complete Agreement. This Agreement, including all Orders, Exhibits and Addenda are the complete and exclusive statement regarding the subject matter hereof and supersede all prior agreements, understandings and communications, oral or written, between the parties regarding the subject matter hereof. Each of the parties acknowledges that in entering into this Agreement and such Orders, Exhibits and Addenda, it has not relied on any statement, representations, warranty, understanding, undertaking, promise or assurance (whether negligently or innocently made) of any person (whether party to this Agreement or not) other than as expressly set out in this Agreement or such Orders or documents.

15.10Invalid or Unenforceable Provision. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate or render unenforceable the entire Agreement, but rather the entire Agreement shall be construed as if not containing the particular invalid or unenforceable provision and the rights and obligations of the parties shall be construed and enforced accordingly. In addition, the parties hereby agree to cooperate to replace the invalid or unenforceable provision(s) with valid and enforceable provision(s) which will achieve the same result (to the maximum legal extent) as the provision(s) determined to be invalid or unenforceable.

15.11Waiver. No waiver of rights arising under this Agreement or Orders shall be effective unless in writing and signed by the party against whom such waiver is sought to be enforced. No failure or delay by either party in exercising any right, power or remedy under this Agreement shall operate as a waiver of any such right, power or remedy and/or prejudice any rights of such party.

15.12Notices. Legal notices given by the parties to one another in connection with this Agreement shall be provided by writing, prepaid mail, receipted courier service, or hand delivery to the party to be notified, at the address stated at the outset of this Agreement.

15.13No Third-Party Beneficiaries. This Agreement is intended solely for the benefit of the parties. In no event will any third party have any rights in relation to this Agreement or any right to enforce the terms hereof.

15.14Nonsolicitation. Neither party shall hire or otherwise employ any of the other party’s employees or their respective subcontractors’ employees, who are assigned full- or part-time to activities that are part of the performance of this Agreement within one year after such employee or subcontractor’s employee ceases to be involved in the performance of this Agreement. Solely for purposes of this Section 15.14, independent contractors of a party are considered employees of such party. The provisions of this Section shall survive the expiration or termination of this Agreement or any Order for any reason and shall remain in full force and effect for a period of one year thereafter. Notwithstanding the foregoing, each party may hire any personnel of the other who has responded to publicity for a position that has been publicized through local or national newspapers, Internet postings, radio or television advertising, job fairs, notices to colleges or technical schools, or placement professionals.

15.15Compliance with Laws. If Company is permitted to export the Software or the Documentation from the country in which Company first received it, Company assumes the responsibility for compliance with all applicable export and re‑export regulations, as the case may be. Company will not allow the Software, in whole or in part, to be exported outside of the United States, in any manner or by any means without in each instance obtaining the prior approval of the appropriate government authorities of the United States, and, if required, a validated export license from the Office of Export Administration within the U.S. Department of Commerce and, if required, obtaining the prior approval of and/or license(s) from the appropriate governmental authorities of any and all other applicable countries. Company will comply with all applicable export control laws and regulations of the United States of America in performing its duties under this Agreement.

15.16Source Code Escrow. At Company’s request, with respect to the Software licensed by Amdocs to Company hereunder, Amdocs will establish a source code escrow account in favor of Company, in accordance with Exhibit E hereto.

15.17Force Majeure. The obligations hereunder of each party shall be suspended while and to the extent that such party is prevented from complying herewith in whole or in part by any event beyond the reasonable control of such, which for purposes of this Agreement shall include, without limitation, acts of God, earthquakes, unavoidable accidents, laws, rules, regulations or orders of government authorities, acts of war (declared or not), terrorism, hostilities, blockades, civil disturbances, embargoes, strikes or any other similar event or cause. If any event described in the preceding sentence should result in the suspension of either party’s performance of its obligations hereunder, such party shall give written notice of such suspension to the other party, specifying in reasonable detail the nature of the event causing such suspension. Company shall not be required to make any payments to Amdocs for Amdocs’ performance hereunder such performance is suspended due to a force majeure. Either party may terminate any applicable Order immediately upon notice to the other party if such other party’s performance under such Order has been suspended due to a force majeure for a period of 30 days or longer, and if such notice is given while the force majeure is continuing.

15.18Insurance. The terms and conditions set forth in Section 6 of the MSA shall apply equally hereunder to Amdocs and Company as if incorporated herein by this reference with appropriate adaption of defined terms; provided, however, that Amdocs’ compliance with such terms and conditions pursuant to this Agreement or the MSA shall be deemed to be compliance therewith (without duplication) for purposes of the other.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement through their authorized representatives as of the Effective Date.

USCC Services, LLC		Amdocs Tethys Limited

By:	/s/ Catherine Shackleford	By:	/s/ Ioannis Tinis

Name:	Catherine Shackleford	Name:	Ioannis Tinis

Title:	VP Supply Chain	Title:	Director and Secretary

Exhibit A
CERTAIN IDENTIFIED INFORMATION WITH “[***]” HAS BEEN OMITTED FROM THIS DOCUMENT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED
Amended and Restated License Order No. 1

This AMENDED AND RESTATED LICENSE ORDER NO. 1 (this “License Order”) entered into as of the Effective Date (as defined below) amends and restates in its entirety that certain License Order No. 1 by and between USCC Services, LLC (“USCC” or “Company”), as successor to United States Cellular Corporation, and Amdocs Tethys Limited (“Amdocs” or “Consultant”), as successor to Amdocs Software Systems Limited, dated August 17, 2010, and all amendments to License Order No. 1 (collectively, the “Original License Order”).
The parties agree that (i) the terms and conditions of the Original License Order govern the rights and obligations of the parties arising under the Original License Order prior to the Effective Date, and (ii) the terms and conditions of this License Order will govern the rights and obligations of the parties arising under this License Order on or after the Effective Date.
Upon acceptance of this License Order, the license granted and accepted under the Original License Order shall continue to be applicable under this License Order in accordance with all the terms hereof, such that the parties affirm that Amdocs has granted to Company a license to use the Software (the “License”), and Company has accepted and agreed to pay for the License, under the terms and conditions of this License Order and the terms and conditions contained in the Software License and Maintenance Agreement between USCC and Amdocs dated August 17, 2010 (the “SLMA”), which is specifically incorporated herein by this reference.
As referred to in this License Order, (i) “MSA” means the 2019 Master Service Agreement dated as October 1, 2019, (ii) “MSOWMS” refers to the 2019 Master Statement of Work for Managed Services dated as October 1, 2019, and (iii) “MSSOW1” refers to the 2019 Managed Services Statement of Work dated as October 1, 2019.

1.	EFFECTIVE DATE OF THIS LICENSE ORDER
October 1, 2019 (the “Effective Date”).

2.	SOFTWARE

2.1	The Amdocs Software
In accordance with this License Order, the parties affirm that Amdocs has licensed to USCC, and continues to license, under the terms of the SLMA, the following Amdocs Software (the “Amdocs Software”):

(a)	Amdocs Revenue Management (Version CES 8.1)

(i).	Amdocs Acquisition & Formatting

(ii).	Amdocs Turbo Charging

(iii).	Amdocs Error Manager

(iv).	Amdocs Invoicing

(v).	Amdocs Document Designer

(vi).	Amdocs Accounts Receivable

(vii).	Amdocs Collections

(viii).	Amdocs Balance Manager

(ix).	Amdocs Voucher Manager

(x).	Amdocs Replenishment Manager

(b)	Amdocs Customer Management (Version CES 8.1)

(i).	Amdocs Billing Manager - Smart Client

(ii).	Amdocs Customer Interaction Manager - Smart Client

(iii).	Amdocs Integration Gateway

(iv).	Amdocs Marketing Connector - Smart Client

(v).	Amdocs Analytics Connector - Smart Client

(vi).	Amdocs Sales - Smart Client

(vii).	Amdocs Script Designer

(viii).	Amdocs CRM Customization Center - Smart Client (licensed for Non- Production Environments as detailed in Annex 2 hereto)

(ix).	Amdocs Script Manager - Smart Client

(x).	Amdocs Support- Smart Client

(xi).	Amdocs Process Manager (for Amdocs Customer Management)

(xii).	Amdocs Ordering

(xiii).	Amdocs SLA Manager
(Except as indicated in subpart (b)(viii) above, the foregoing Licenses include those for the Production Environment(s) and/or Non-Production Environments as well as the User Licenses, all as specified in Annex 2 hereto.)

(c)	Amdocs Retail Interaction Manager (Version CES 8.1)

(d)	Amdocs Activation (Version CES 8.1)
Amdocs Activation Manager

(e)	Amdocs Network Billing Unit Software (Version 5.2)

(i).	Amdocs Session Control Point

(ii).	ARC

(iii).	IVR (pre and post call announcements)

(f)	Amdocs Foundation Components (Version CES 8.1)

(i).	Amdocs Customer Information Hub

(ii).	Amdocs Enterprise Product Catalog

(iii).	Amdocs Resource Manager

(iv).	Amdocs Monitoring and Control

(v).	Amdocs Security Manager

(vi).	Amdocs System Configurator

(vii).	Amdocs Integration Framework

(viii).	Amdocs Service Platform

(ix).	Amdocs DB Extract Tool

(x).	Amdocs Multimedia Integrator

(xi).	Amdocs Sales Engine

(g)	Amdocs Partner Manager (Version CES 8.1) (“APM”)

2.2	[RESERVED]

2.3	The MicroTelecom Software

(a)
In accordance with this License Order, the parties affirm that Amdocs has sublicensed to USCC, and continues to sublicense, under the terms of the SLMA, the following MicroTelecom Software (the “MicroTelecom Software”):

MicroTelecom (Version 5) -- Point-of-Sale Functionality

(b)
The terms and conditions relating to the scope and use of the MicroTelecom Software shall be consistent with the terms and conditions relating to the scope and use of the licenses to the Amdocs Software.

2.4	The Software
Notwithstanding the definition of Software set forth in the SLMA, the Amdocs Software and the MicroTelecom Software shall be deemed to be part of the Software for purposes of the SLMA and this License Order unless the context clearly requires otherwise. Without limiting the foregoing and for the avoidance of doubt, Amdocs’ indemnification obligations set forth in Section 10 of the SLMA with respect to the Software shall apply to the MicroTelecom Software.

3.	TERRITORY
Notwithstanding the definition of the Territory set forth in the SLMA, USCC may install and use the Server Software in [***], and USCC may use and permit the use of the Client Software without territorial restrictions in accordance with Section 3 of the SLMA.

4.	TERM, TYPE AND SCOPE OF LICENSE

4.1	The term, type and scope of the Licenses granted under this License Order shall be as specified in Section 3 of the SLMA and as otherwise specified in this License Order.

4.2	The usage rules and definitions specified in the following Annexes to this License Order shall apply to the Software granted under this License Order as set forth in the following table:

SOFTWARE	ANNEX TO THIS LICENSE ORDER
Amdocs Revenue Management and Amdocs Network Billing Unit Software	1
Amdocs Customer Management and Amdocs Retail Interaction Manager	2
The MicroTelecom Software	3

4.3
Licenses to the Amdocs Foundation Components Software are included with the Licenses to the other Amdocs Software granted under this License Order and are not priced separately. The Amdocs Foundation Components Software licensed herein is subject to the environment and volume usage rules and limitations specified for the related Amdocs Software licensed pursuant to this License Order.

4.4
Subject to the terms set forth in this License Order (including the Annexes hereto), upon payment by USCC of the License Fees specified in this License Order for the Amdocs Software, USCC shall be entitled to use such Software for [***] Production [***] and the Non-Production Environments outlined in Appendix 2 to MSSOW1. Upon USCC’s request, Amdocs will license to USCC the right to use such Software in additional Non-Production Environments for no additional license fees.

5.[RESERVED]

6.LICENSE FEES

6.1	Initial License Fees

(a)	The initial License Fees (each an “ILF”) for the Licenses granted under the Original License Order are specified in the following table:

SOFTWARE	ILF
The Amdocs Software (as specified in Section 2.1 of this License Order and Annexes 1 and 2 to this License Order)	$[***]
Companion Licenses for Amdocs Customer Management (Version CES 8.1) Software (as specified in Section 2.1 of this License Order and Annex 2 to this License Order)	$[***]
MicroTelecom Software (as specified in Section 2.3 of this License Order and Annex 4 to this License Order)	$[***]
Total ILF	$[***]*
*The parties acknowledge and agree that the total ILF fees have been paid by USCC under the Original License Order.

(b)
Payment of the ILFs shall entitle USCC to use the applicable Software in one Production Environment for up to the following volumes of usage (as further defined and detailed in the applicable Annexes hereto):

SOFTWARE	VOLUME OF USAGE (BASED ON ILF)
Amdocs Revenue Management	[***] Subscribers (as defined in Annex 1) (No Basic M2M (as defined in Section 6.2(d)) or Advanced M2M (as defined in Section 6.2(d)) are included.)
Amdocs Network Billing Unit Software	[***] Subscribers
Amdocs Customer Management	[***] Concurrent Users (as defined in Annex 2)
Companion Licenses (as defined in Annex 2) for Amdocs Customer Management	[***] Concurrent Users
Amdocs Retail Interaction Manager	[***] Concurrent Users
Amdocs Partner Manager	[***] Subscribers (as defined in Annex 1) (No Basic M2M (as defined in Section 6.2(d)) or Advanced M2M (as defined in Section 6.2(d)) are included.)

6.2	Subsequent License Fees

(a)	Company’s volume of usage of the Software will be reviewed annually on November 1st (each a “Verification Date”).

(b)
Within 30 days after each Verification Date, USCC shall notify Amdocs in writing of the volume of Software usage as of such Verification Date. Amdocs may audit Company’s use of the Software in accordance with Section 9.6 of the SLMA.

(c)
If the volume of Company’s Software usage at any time exceeds the number of licenses that the Company has acquired whether in consideration of the ILF or by payment of the applicable subsequent License Fees (each an "SLF") (as set forth in the table below for the Amdocs Software (or the applicable SLFs set forth in Annex 4)) prior to such time, then Company will, prior to using the Software in excess of such number of acquired licenses, notify Amdocs thereof and within 30 days after USCC's receipt of Amdocs' invoice for the applicable SLFs pay to Amdocs the applicable SLFs to acquire licenses for such excess volume usage. Without limiting the foregoing, if the volume of Company's Software usage as of a Verification Date exceeds the number of licenses that the Company has acquired as of such Verification Date, then Company will pay to Amdocs the applicable SLFs within 30 days after Amdocs submits to USCC an invoice for such SLFs.

SOFTWARE	SLF
Amdocs Revenue Management	$[***] per Subscriber
Amdocs Network Billing Unit Software	$[***] per Subscriber
Amdocs Customer Management	$[***]per Concurrent User
Companion License for Amdocs Customer Management	$[***] per Concurrent User if acquired by USCC during the Companion License Period (as defined in Annex 2)
$[***] per Concurrent User if acquired by USCC following the Companion License Period
Amdocs Retail Interaction Manager	$[***] per Concurrent User
Amdocs Partner Manager	$[***] per Subscriber

SLFs relate only to Subscribers, Concurrent Users, and Stores (in accordance with Annex 4) in excess of those usage limitations contemplated in the ILF or the aggregate usage limitations as of the date of determination based upon the ILF and all SLFs paid prior to such date.

(d)
Machine-to-Machine SLF. Notwithstanding the SLFs set forth in Section 6.2(c) of this License Order, the machine-to-machine (“M2M”) SLFs will apply for devices used solely to gather data and to send such data (without direct human intervention) to a back-end server using a USCC network. The M2M SLFs will be payable by USCC with respect to the devices and usage of the Software based upon the following definitions:

(i).
“Basic M2M” means M2M use of the Amdocs Software for basic rating and billing on a postpaid basis with (A) no more than [***] events are sent from the device to TOPS (as defined in the MSOWMS) each month, (B) no real-time capabilities or special features, and (C) the data flows only in one direction from the device to TOPS.

(ii).
“Advanced M2M” means M2M use of the Amdocs Software for advanced rating and billing on a postpaid basis where one or more of the following is applicable: (A) more than [***] events are sent from the device to TOPS each month, (B) real-time capabilities (e.g., notification of payment due, balance or up-to-date consumption data of any sort) or special features are required, or (C) the data flows both from the device to TOPS and from TOPS to the device.

The M2M SLFs will be billed based upon the pricing set forth in the following table:

Number of Subscribers (Devices)	Basic M2M SLF Pricing per Subscriber	Advanced M2M SLF Pricing per Subscriber
0-[***]	$[***]	$[***]
[***]-[***]	$[***]	$[***]
[***]-[***]	$[***]	$[***]
[***]+	$[***]	$[***]

(e)
The volume of USCC’s usage of the Software will be determined in accordance with a technical procedure that will enable USCC to retrieve the then-current volume of such usage from TOPS. Such procedure is set forth in Appendix 10.3 of MSSOW1.

6.3	Additional Amdocs Software Products

(a)
If USCC elects to purchase from Amdocs licenses to Amdocs Partner Manager, Amdocs Interactive e-Commerce, Amdocs Interactive e-Service and /or Amdocs Interactive e-Billing, Amdocs will provide such licenses to USCC at the License Net Price specified in the following table:

Product Name	List Price	Discount	License Net Price
Amdocs Partner Manager	$[***]	[***]%	$[***]
Amdocs Interactive e-Commerce	$[***]	[***]%	$[***]
Amdocs Interactive e-Service	$[***]	[***]%	$[***]
Amdocs Interactive e-Billing	$[***]	[***]%	$[***]

(b)
The License Net Prices specified in the table above are for the applicable ILFs based on the same volumes of usage as set forth in Section 6.1(b) of this License Order. If USCC elects to purchase licenses for such products at volumes of usage in excess of the volumes specified in Section 6.1(b) of this License Order, USCC shall pay to Amdocs the applicable SLFs for such excess volume subject to no less than a [***]% discount off of Amdocs’ list prices for the applicable SLFs.

(c)
If USCC elects to purchase from Amdocs licenses to any additional Amdocs Software products (i.e., any Amdocs proprietary Software products that are neither licensed to USCC under this License Order nor specified in Section 6.3(a) of this License Order), USCC will receive discount of not less than [***]% off of Amdocs’ list prices for such licenses to such additional Amdocs Software products.

6.4	Freedom Wireless Licenses
For avoidance of doubt, the licenses granted by Amdocs under this License Order do not include licenses under the patents (the “Freedom Wireless Patents”) of Freedom Wireless, Inc. (“Freedom Wireless”) to provide real-time prepaid services for the Subscribers.

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IN WITNESS WHEREOF the parties hereto, by their duly authorized representatives, have executed this Amended and Restated License Order No. 1 as of the Effective Date.

ACCEPTED:		ACCEPTED:
USCC Services, LLC		Amdocts Tethys Limited

By:	/s/ Linda Wolin	By:	/s/ Dushyant Ruchwani

Name:	Linda Wolin	Name:	Dushyant Ruchwani

Title:	Senior Category Manager	Title:	Director

Date:	9/27/2019	Date:	9/20/2019

Exhibit B
CERTAIN IDENTIFIED INFORMATION WITH “[***]” HAS BEEN OMITTED FROM THIS DOCUMENT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED
MAINTENANCE TERMS AND CONDITIONS

1.	SCOPE OF MAINTENANCE

1.1Definitions. The following terms used in this Exhibit B are defined as follows:

(a)“Major Release” means a new release of the Software that includes additional significant enhancements to the Software. These releases may include material architectural changes, major feature changes, new platform support, new operating system support, third-party hardware support and additional new software modules available as part of the Major Release. Unless otherwise defined via a specific communication, Major Releases are usually designated by the number “0” to the right of the decimal point (e.g., 8.0). (For greater certainty, release 7.5 was specifically designated by Amdocs as a Major Release.) Major Releases include Replacement Products but do not include new products or other items that Amdocs licenses separately from the Software. For purposes of this definition, a “Replacement Product” is any product that Amdocs licenses separately to its other licensees at additional prices and that (i) includes all or substantially all of the features and functionality of the Software; or (ii) is intended as a replacement for the Software. Major Releases are typically released by Amdocs every 18 to 24 months.

(b)“Minor Release” means a new release of the Software that is associated with the most recent preceding Major Release. Minor Releases are usually designated by the numbers 1-9 to the right of the decimal point. A Minor Release may contain software fixes, new features, new platform support, new operating system support and third-party hardware support. Additionally, Minor Releases may include one or more Other Releases.

(c)“Other Release” means any of the following additional types of Minor Releases of the Software:

i.
“Patch Bundle” means a proactive and periodic release that aggregates all Error (as defined below) fixes driven by Amdocs’ worldwide installations. Patch Bundles are typically released by Amdocs every 4 to 6 weeks; and

ii.
“Service Pack” means a proactive and periodic release that is composed of a group of Patch Bundles, and may include third-party software upgrades and product enhancements. Service Packs are typically released by Amdocs every 6 to 12 months.

1.2	Amdocs’ Obligations. During the applicable Maintenance Period (as defined in Section 3.2 of this Exhibit B) and provided Company has a Supported Release of the Software, Amdocs shall:

(a)provide Company with the level of Maintenance purchased by Company as shall be specified in each Annex 1 to be issued under this Exhibit B, in accordance with the Amdocs Product Support Overview which may be accessed by Company at the Amdocs Support Portal, log-in page www.amdocs.com/support and which is incorporated herein by this reference (the current version of the Amdocs Product Support Overview is attached to this Exhibit B as Annex 2);

(b)provide Company with Major Releases, Minor Releases and Other Releases for the Supported Release of the Software in accordance with Annex 1 to this Exhibit B (excluding any new modules not then licensed to Company), provided that except as otherwise agreed by the parties (e.g., in a License Order hereunder or in a Statement of Work under the MSA), Amdocs makes no representation as to what may be included in any new release and is under no obligation to incorporate any newly-developed functionality into any new release;

(c)determine the source of the problem reported by Company and notify Company or the appropriate party if the source of the problem is not an Error;

(d)resolve problems or bugs in the Supported Release of the Software which cause the Software not to function in conformity with the Documentation in all material respects (“Errors”), such efforts to be in accordance with the level of Maintenance purchased by Company and in accordance with the Amdocs Product Support Overview;

(e)not disable or remove through update, upgrade or new release a previously enabled portion of the API;

(f)provide Company with telephone consultation relating to Maintenance;

(g)periodically provide Company with Amdocs’ product roadmap that identifies a list of functional capabilities that Amdocs is considering adding to the Software in upcoming releases, and the estimated timeframe within which Amdocs anticipates such functional capability will be delivered;

(h)provide Company with the opportunity to participate in Amdocs customer or user groups in which participants compare experiences and make suggestions for further enhancements to the Software as further set forth in Section 1.3 of this Exhibit B. In connection with Company’s participation in any such customer or user groups, Amdocs shall waive enforcement of Section 13 of the Agreement to the extent necessary to enable Company to participate meaningfully; and

(i)provide Company with the information and assistance required pursuant to Section 1.4 of this Exhibit B in connection with enabling the Software to be compliant with and to enable USCC’s use of the Software to be compliant with Company Legal Requirements.

Maintenance for a release of the Software that is no longer a Supported Releases shall be offered by Amdocs for at least [***] ([***]) years after such release of the Software ceases to be a Supported Release (“Extended Support”), all as further described in the Amdocs Product Support Overview, subject to payment of an additional fee for such Maintenance, if any, as set forth in the applicable Maintenance Order. Such additional fee will not exceed [***] percent ([***]%) of the then current Maintenance Fees for a Supported Release.

1.3	Amdocs User Groups.

(a)Amdocs seeks input from its customers concerning the roadmap for Amdocs products. Requests that optimize product architecture and functionality are considered for inclusion in upcoming releases of the Software.

(b)Amdocs will provide to Company the same opportunities and privileges that Amdocs provides to its other customers to endeavor to influence the Amdocs products roadmap.

(c)Without derogating from the foregoing, Amdocs will offer Company the opportunity to participate in the following programs, which are intended to influence future functionality of the Software:

i.
Amdocs Board of Advisors: The Amdocs Board of Advisors meets semi-annually with Amdocs’ executive management to provide insights and recommendations on topics that drive the Amdocs vision, direction, business model and overall philosophy.

ii.
Amdocs Technology Council: The Amdocs Technology Advisory Council consists of Chief Architects / VPs of Architecture who advise Amdocs on topics including, without limitation, integrated customer data models, web services, unified user interfaces, process management architecture, high availability and security.

iii.
Special Interest Groups: Amdocs Special Interest Group (SIG) program currently has four active groups on the following topics: Advertising and Media, Billing and Revenue Management, Customer Relationship Management (CRM), and Operational Support System (OSS). The SIGs meet four times per year. Three meetings are via Webinar, and the fourth is a face-to-face meeting held as part of Amdocs’ annual user conference currently known as “InTouch.”

1.4
Regulatory Compliance. If Company believes that a change to the Software is required in order for the Software or USCC’s use of the Software to comply with Company Legal Requirements, Company may request and Amdocs shall provide the following:

(a)a good faith estimate of when such change will be incorporated into a release of the Software and made available to Company hereunder;

(b)a good faith estimate of the timeline and cost for customization of the Software to incorporate such change; and

(c)reasonable assistance in discussions with governmental agencies and other enforcement bodies as necessary to explain the timeline required for compliance.

1.5	Company’s Obligations. During the applicable Maintenance Period, Company shall:

(a)appoint a System Manager and promptly obtain training in the use of the Software. For purposes of this Exhibit B, a “System Manager” means a limited number of individuals designated by Company to act as Company’s liaison and single point of contact with Amdocs for all technical communications and the distribution of information and materials provided by Amdocs to Company hereunder;

(b)undertake remedial corrective actions as reasonably instructed by Amdocs in the Documentation and properly maintain the Software at the Supported Release unless USCC has paid an additional fee for Extended Support. If any release of the Software offered to Company is deemed by Company to be undesirable, Company may, at its option, continue to use a prior release of the Software. However, Amdocs’ Maintenance obligations to Company under this Exhibit B apply only to the Supported Release of the Software unless USCC has paid an additional fee for Extended Support;

(c)notify Amdocs of any Errors in the Software in accordance with Amdocs’ then-current problem reporting procedures provided by Amdocs in writing; and

(d)install new releases and Error corrections provided by Amdocs, test and implement such corrections and perform any clean-up activity required to correct side effects of any Error. Additionally, immediately following installation of any new release of the Software provided by Amdocs, and except for any archival or back-up copies as authorized in the Agreement, promptly destroy or, at Amdocs’ option return, any prior release(s) of the Software and Documentation.

2.	LIMITATIONS

2.1Limitations on Maintenance. Maintenance shall not apply in the event (a) the Software or any part thereof is altered, modified or revised by any party other than Amdocs or other than as directed, instructed or authorized by Amdocs (for the avoidance of doubt, configuration of the Software shall not be deemed to be an alteration, modification or revision of the Software or any part thereof); (b) the Software is used in conjunction with another vendor’s products resulting in the defect or nonconformance provided that such products were not provided, recommended, authorized or approved by Amdocs and were not otherwise required in order for USCC to use the Software for its intended use as set forth in the Documentation or instructions supplied by Amdocs; or (c) Company fails to follow the applicable operation, Maintenance or Platform requirements as specified in the Documentation. All corrections to the Software will be performed only by Amdocs or its authorized subcontractors.

3.	MAINTENANCE AVAILABILITY, PERIODS AND REINSTATEMENT

3.1Availability of Maintenance. Amdocs will provide Maintenance for the Supported Release(s) of the Software and will provide Extended Support for prior releases as set forth in this Exhibit B.

3.2Maintenance Periods. Maintenance will be provided for one (1) year periods (“Maintenance Period”) commencing upon Delivery of the Software, and Company hereby orders Maintenance for the first Maintenance Period pursuant to the terms of Annex 1 to this Exhibit B. During the Term of the Agreement, each Maintenance Period shall be automatically renewed for successive Maintenance Periods for so long as Amdocs offers Maintenance for the Software and unless not renewed by USCC by providing notice in writing to Amdocs at least sixty (60) days prior to the conclusion of the applicable Maintenance Period. Amdocs’ right not to renew Maintenance shall be subject to the provisions of Section 3.1 of this Exhibit B.

3.3Reinstatement. If Company notifies Amdocs of its decision not to renew Maintenance following the conclusion of the applicable Maintenance Period as specified in Section 3.2 of this Exhibit B, Company may later request that

Amdocs reinstate Maintenance, provided Company has a Supported Release of the Software or a release that is eligible for Extended Support. In such event Amdocs shall reinstate Maintenance and Company shall pay Amdocs a maintenance reinstatement fee equal to the cumulative standard Maintenance charges applicable for the Maintenance terms during which Maintenance lapsed, in addition to the Maintenance charges for the then-current Maintenance Period. In the event Company does not have a Supported Release of the Software or a release that is eligible for Extended Support, and Company wishes to order Maintenance, Company may order Services from Amdocs under the MSA for the purpose of upgrading the Software in order to enable Company to order Maintenance.

4.	MAINTENANCE FEES AND PAYMENT

4.1	Maintenance Fees. The consideration for Maintenance (“Maintenance Fee”) for each Maintenance Period is specified in Annex 1 to this Exhibit B.

4.2
Invoicing. The Maintenance Fee for each Maintenance Period will be invoiced to Company in advance on the first day of the applicable Maintenance Period and paid by Company as specified in Section 9.3 of the Agreement.

5.	DATA PRIVACY

The terms and conditions set forth in Section 10, Exhibit G and Exhibit J of the MSA shall apply equally hereunder to Amdocs in its performance of Maintenance and to Company in its receipt of Maintenance in the same manner as if incorporated herein by this reference with appropriate adaption of defined terms and conditions and cross-references.

6.	MAINTENANCE POLICY CHANGES

This Exhibit B reflects Amdocs’ policy with respect to the provision of Maintenance in force as of the Effective Date. Company acknowledges that these terms are subject to change, provided that Amdocs shall not materially reduce the level of Maintenance offered hereunder during the term of the Agreement. Amdocs shall inform Company in advance of any such changes. All changes shall take effect after the end of the then-current Maintenance Period.

Annex 1 to Exhibit B
CERTAIN IDENTIFIED INFORMATION WITH “[***]” HAS BEEN OMITTED FROM THIS DOCUMENT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED
SECOND AMENDED AND RESTATED MAINTENANCE ORDER NO. 1

This SECOND AMENDED AND RESTATED MAINTENANCE ORDER NO. 1 (this “Maintenance Order”) entered into as of the Effective Date (as defined below) amends and restates in its entirety that certain Amended and Restated Maintenance Order No. 1 by and between USCC Services, LLC (“USCC” or “Company”), as successor to United States Cellular Corporation, and Amdocs Tethys Limited (“Amdocs” or “Consultant”), as successor to Amdocs Software Systems Limited, dated October 1, 2016, as amended effective September 6, 2017 (collectively, the “First A&R Maintenance Order”).
The parties agree that (i) the terms and conditions of the First A&R Maintenance Order govern the rights and obligations of the parties arising under the First A&R Maintenance Order prior to the Effective Date, and (ii) the terms and conditions of this Maintenance Order will govern the rights and obligations of the parties arising under this Maintenance Order on or after the Effective Date.
Upon acceptance of this Maintenance Order, the Maintenance provided under the First A&R Maintenance Order shall continue to be provided under this Maintenance Order in accordance with all the terms hereof, such that the parties affirm that Consultant will provide Maintenance for the Software, and Company has agreed to pay for the Maintenance, under the terms and conditions of this Maintenance Order and the terms and conditions contained in the Software License and Maintenance Agreement between USCC and Amdocs dated August 17, 2010 (the “SLMA”), which is specifically incorporated herein by this reference.
As referred to in this Maintenance Order, (i) “MSA” means the 2019 Master Service Agreement dated as October 1, 2019, (ii) “MSOWMS” refers to the 2019 Master Statement of Work for Managed Services dated as of October 1, 2019, (iii) “MSSOW1” refers to the 2019 Managed Services Statement of Work dated as of October 1, 2019, and (iv) “Dev SOW” refers to the 2019 Development Statement of Work dated as of October 1, 2019. Capitalized terms used herein without definition shall have the same meanings as in the SLMA.

1.	Effective Date of this Maintenance Order
October 1, 2019 (the “Effective Date”).

2.	Software
Consultant shall provide Maintenance for the Software specified in Amended and Restated License Order No. 1 between the parties effective October 1, 2019 (the “License Order”). Annex 2 to this Maintenance Order (Supported Software) sets forth, for each component and version of the Amdocs Software and MicroTelecom Software that is licensed to USCC under the License Order, the commencement date and the end date of the period during which Consultant will provide Maintenance under this Maintenance Order. In the event that and at such time as any of the components listed in Annex 2 is upgraded under a Statement of Work (as defined in the MSA) or other agreement between the parties to a newer version, Annex 2 shall be updated by notice from Amdocs to USCC to include the applicable commencement date and the applicable end date of the period during which Consultant will provide Maintenance under this Maintenance Order for such newer version of such component.

3.	Description and Level of Maintenance
For the Amdocs Software (as defined in the License Order) and the MicroTelecom Software (as defined in the License Order), Consultant will provide Maintenance: (a) in accordance with Exhibit B to the SLMA, (b) at the level described as Amdocs Preferred Support (as set forth in the then current version of the Amdocs Product Support Overview accessible at the Amdocs Support Portal, log-in page www.amdocs.com/support, which is incorporated herein by this reference, and (c) subject to the target defect response and resolution times described in the Dev SOW.

4.	Maintenance Periods

4.1	Maintenance as specified in Section 2 shall be provided hereunder for [***]. USCC shall have no right to terminate Maintenance for the first [***] Maintenance Periods ending [***].

4.2
Commencing [***], Maintenance as specified in Section 2 shall be automatically renewed for [***] Maintenance Periods unless on or before [***] of the same calendar year thereafter USCC notifies Consultant in writing of USCC’s intent to not renew Maintenance for the next Maintenance Period, in which case Maintenance will expire upon conclusion of the then current Maintenance Period.

5.	Maintenance Fees

5.1.	The Maintenance Fees for each Maintenance Period are set forth in Annex 1.

5.2.
For each annual Maintenance Period, (a) the annual Maintenance Fee for the Amdocs Software will be increased by [***]% of the SLF payable by USCC for the Amdocs Software under the License Order during the immediately preceding annual Maintenance Period; and (b) the annual Maintenance Fee for the MicroTelecom Software will be increased by $[***] for each Licensed Store added during the immediately preceding annual Maintenance Period in accordance with Section 6 of Annex 4 to the License Order.

5.3.
Notwithstanding anything to the contrary in the SLMA or in this Maintenance Order, Consultant shall invoice USCC for the Maintenance Fees for the Amdocs Software and the MicroTelecom Software for each Maintenance Period set forth in Annex 1 of this Maintenance Order on a quarterly basis in advance, and USCC shall pay the applicable invoices in accordance with Section 9.3 of the SLMA.

6.	Company Representative
Michael Sweeney

7.	Installation Site Address

U.S. Cellular
800 Cornerstone Drive
Knoxville, TN 37932

8.	Invoice Address
When No USCC Purchase Order Is Issued:

Discounted Invoices (No Purchase Order)	Non-Discount Invoices (No Purchase Order)	Credit Memos
Via regular mail:	Via regular mail:	Via regular mail:
Submit via email only- DO NOT MAIL	U.S. Cellular PO Box 620989 Middleton, WI 53562-8430	U.S. Cellular PO Box 620989 Middleton, WI 53562-8430
Via e-mail:	Via e-mail:	Via e-mail:
invscan.uscnonpodiscounts@tdsinc.com	usc.nonpovendorinv@tdsinc.com	usc.nonpocm@tdsinc.com

When a USCC Purchase Order Is Issued:

Discounted Invoices with Purchase Order Number	Non-Discount Invoices with Purchase Order Number	Credit Memos
Via regular mail:	Via regular mail:	Via regular mail:
Submit via email only - DO NOT MAIL	U.S. Cellular PO Box 628430 Middleton, WI 53562-8430	U.S. Cellular PO Box 628430 Middleton, WI 53562-8430
Via e-mail:	Via e-mail:	Via e-mail:
invscan.uscpodiscounts@tdsinc.com	usc.povendorinv@tdsinc.com	usc.pocm@tdsinc.com

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IN WITNESS WHEREOF the parties hereto, by their duly authorized representatives, have executed this Second Amended and Restated Maintenance Order No. 1 as of the Effective Date.

ACCEPTED:		ACCEPTED:
USCC Services, LLC		Amdocts Tethys Limited

By:	/s/ Catherine Shackleford	By:	/s/ Dushyant Ruchwani

Name:	Catherine Shackleford	Name:	Dushyant Ruchwani

Title:	VP Supply Chain	Title:	Director

Date:	9/27/2019	Date:	9/20/2019

The below is a list that briefly describes the omitted exhibits and annexes from the Amended and Restated Software License and Maintenance Agreement. These exhibits and annexes have been redacted in their entirety and omitted from this filing pursuant to Item 601(a)(5) of Regulation S-K. All capitalized terms in this index shall have the same meaning ascribed to them as in the Amended and Restated Software License and Maintenance Agreement and/or their respective exhibit or annex.

Index of Exhibits and Annexes
Annex 1 to Exhibit A
Amdocs Revenue Management and Network Billing Unit Software - Contains provisions with respect to the Amdocs Revenue Management and Network Billing Unit software and the fees associated with that software.

Annex 2 to Exhibit A
Amdocs Customer Management and Amdocs Retail Interaction Manager - Contains provisions with respect to the Customer Management and Retail Interaction Manager software and the fees associated with that software.

Annex 3 to Exhibit A	Reserved
Annex 4 to Exhibit A	Microtelecom Software - Contains provisions with respect to the Microtelecom software and the fees associated with that software.
Annex 1 to Exhibit B	Maintenance Periods and Period Fees - Lists the start date, end date and Maintenance Fee for each Maintenance Period.
Annex 2 to Exhibit B	Supported Software - Lists Software Components that will be supported while any Maintenance Period is in effect.
Exhibit C1
Nondisclosure and Confidentiality Agreement Between Amdocs and USCC’s Consultants - Agreement in which USCC’s consultants agree to hold strictly confidential Amdocs’ Proprietary Information (as defined in the Agreement).

Exhibit C2
Mutual Nondisclosure and Confidentiality Agreement Between Amdocs and USCC’s Consultants - Agreement in which both parties agree to hold strictly confidential Amdocs’ Proprietary Information and the Consultant’s Proprietary Information (as defined in the Agreement).

Exhibit D	Amdocs Competitors - Contains a list third parties considered to be competitors of Amdocs.
Exhibit E
Source Code Escrow Provisions - Provisions relating to Amdocs’ requirement to deposit a copy of the source code of the Software with the escrow agent once USCC is named as a beneficiary of the escrow account and makes its necessary payments.

Exhibit F	Beneficiary Enrollment Form - Form Agreement for USCC to complete to be named as a beneficiary to the escrow agreement between Amdocs and the escrow agent.